EXHIBIT 99.1

Repros' Proellex(R)-V Clears Important Hurdle in Uterine Fibroid Program

  Vaginal delivery of 12 mg Proellex exhibits the systemic drug exposure designed to optimize risk/benefit clinical profile
  Encouraging preliminary signs of efficacy in first cohort dosed with 12 mg Proellex-V
  Animal studies indicate that greater fibroid size reduction will occur at much lower doses of Proellex-V than previously tested oral doses
  On track for end of Phase 2 meeting with FDA at year end

THE WOODLANDS, Texas, April 30, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced its Proellex-V, or vaginally delivered Proellex, for the treatment of uterine fibroids, has passed an important first hurdle on the road to registration. Repros is ultimately developing Proellex-V, which is currently in Phase 2 development, for significant fibroid size reduction and symptom elimination, with the goal of avoiding surgery. Approximately 20% of women of reproductive age in the U.S. have symptomatic fibroids, with roughly 300,000 hysterectomies performed annually as a consequence. There is no approved chronic drug therapy for treatment of this debilitating condition.

As agreed upon with the FDA, Repros vaginally dosed 6 women diagnosed with uterine fibroids for a period of 2 weeks to determine steady state pharmacokinetics in order to ensure that overall systemic drug exposure was less than that observed in the previous oral study (1-12 mg). In the oral study, all doses were well tolerated and reliable cessation of menses was induced at doses as low as 3 mg. In earlier clinical studies, cessation of menses has been shown to directly correlate to efficacy in treatment of both uterine fibroids and endometriosis. A vaginal dose of 12 mg achieved only a fraction of the maximum exposure of the ineffective 1 mg oral dose but resulted in cessation of menses in 3 of the women. Statistical significance (p<0.05) was seen in a pair-wise comparison of the 6 women from both the perspective of reduction in menstrual bleeding using the Pictorial Blood Loss Assessment Chart (PBAC) and a reduction in overall uterine fibroid symptoms as determined by the Uterine Fibroid Symptom Quality of Life Survey (UFSQOL). Given the overall low systemic exposure of the 12 mg dose, the Company believes, in those women that continued to menstruate, reduction of symptoms may further improve with longer exposure to the drug.

The Company has commenced enrolling women into the 3 and 6 mg arms of the study and based on the low exposure of the 12 mg dose has notified the FDA that it will add a fourth cohort at 24 mg to the study. Each arm of the study will enroll 12 subjects. The first three arms of the study should be fully recruited by the end of May with the 24 mg arm enrolled by the end of June. The Company expects to have results from the trial in the fourth quarter of this year. If the study is successful, the Company intends to request an end of Phase 2 meeting with the FDA to commence Phase 3 studies late this year or early next year.

In efficacy studies using oral Proellex for the treatment of uterine fibroids, women experienced a nearly 50% reduction in mean fibroid size at a 25 mg dose. When those women were then escalated to a 50 mg oral dose for an additional four months, fibroid size was reduced to approximately 25% of the initial volume. Based on the assessment of fibroid symptoms as scored by UFSQOL, women on oral Proellex were, in general, symptom free. The 12 mg vaginal dose of Proellex is expected to have greater activity than the oral 50 mg dose. Importantly, the 12 mg vaginal dose exhibited a maximum exposure of 1/100th of the 50 mg oral dose. Even with this low exposure after only 4 weeks of treatment, women are seeing significant improvement in their fibroid related condition.

About ZPV-200

ZPV-200 was designed as a 36 subject, single blind, placebo run-in, 3 month, 3 arm study comparing vaginally delivered Proellex-V doses of 3, 6 and 12 mg in women with confirmed uterine fibroids to baseline conditions. In addition to baseline and 3 month pharmacokinetics, efficacy endpoints include change in PBAC scores, a preferred FDA endpoint, change in UFSQOL and change in fibroid size by MRI. Safety endpoints include frequent assessment of complete liver panel tests and changes in endometrial conditions. Based on previous studies the Company believes results from both key safety parameters will not present any unexpected or adverse observations. The Company expects the study to be completed in the fourth quarter of 2012 with the next step being progression to Phase 3. Given the very low exposure observed at the previous highest dose, 12 mg, the Company has elected to add a fourth arm to the study, 24 mg, to more fully explore dose effects as it plans for a Phase 3 program.

About Proellex-V

Proellex-V is a proprietary vaginal delivery formulation of telapristone acetate, the active ingredient in Proellex. Telapristone acetate is an anti-progestin that opposes the action of the female hormone progesterone. When an effective oral dose of telapristone is administered to a woman, she stops menstruating. This cessation of menses has an obvious direct effect on symptoms such as excessive menstrual bleeding associated with uterine fibroids and painful menses associated with endometriosis. At the same time, unlike drugs that suppress estrogen production, a woman's ovaries continue to produce levels of estrogen that maintain bone mineral density while she is receiving telapristone. Telapristone acetate has been shown to significantly suppress the proliferative effect of progesterone on progesterone sensitive tissues as well as increase pro-apoptotic events making it an ideal drug candidate to shrink progesterone sensitive tumors such as uterine fibroids.

Repros holds exclusive worldwide rights to a composition of matter patent covering telapristone acetate. The Company also holds other issued and pending patents associated with its Proellex family of technologies.

Joseph S. Podolski, President and CEO of Repros, commented, "We are pleased with these initial findings and we look forward to sharing our future progress with the Proellex-V program on a regular basis with the investment community."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer